Exhibit 10.7

Private and Confidential

Our Ref.: ECRM/2024/1271-GBF0I

Date: August 27, 2024

By Post

MAN PONG JEWELLERY LIMITED

Unit 14, 9/F.,

Nan Fung Commercial Centre,

No.19 Lam Lok Street,

Kowloon

Dear Sirs,

Re: Banking Facilities

We refer to the banking facilities (the “Facilities”) extended to your company (the “Borrower”) and are pleased to advise that Fubon Bank (Hong Kong) Limited (the “Bank”) has approved and is prepared to renew and amend the Facilities on the terms and conditions set out in the facility letter dated September 28, 2023 with reference no. ECRM/2023/1429-GBF, the Banking Facilities Agreement and below:-

Borrower

MAN PONG JEWELLERY LIMITED

Facilities

(1)	Revolving Loan (Uncommitted) (Specific purpose) of up to HKD1,500,000.00

(2)	Overdraft Facility (General Purpose) (“OD”) of up to HKD500,000.00

Facilities Limit

The aggregate outstanding amount under the Facilities at any one time shall not exceed HKD2,000,000.00.

Purpose

Revolving Loan	:	For purchase of insurance product arranged by the Bank.

OD	:	To cope with the Borrower’s working capital need from business expansion plan and general working capital.

Arrangement Fee

HKD20,000.00 will be payable upon acceptance of this facility letter (“Facility Letter”) and will be debited from the Borrower’s current account maintained with the Bank (“Current Account”).

Interest Rates and Fees

Revolving Loan	:	HIBOR + 1.6% p.a. or Prime - 2.5% p.a., whichever is lower.

OD	:	Prime p.a.

“Prime” means the Bank’s current Hong Kong Dollar prime rate (currently 6.25% p.a. and will be subject to market fluctuation).

“HIBOR” shall be defined as the Hong Kong Interbank Offered Rate per annum determined by the Bank to represent the arithmetic mean ofthe interest rates quoted in respect ofloans in Hong Kong Dollar for the approximate number ofdays in such period on the Thomson Reuters Screen Page “HKABHIBOR” (or any equivalent successor to such page) at or about 11:00 a.m. (HK time) on the fixing day ofeach interest period.

Ifthe HIBOR is below zero at the time offixing, the HIBOR will be deemed to be zero.

Interest shall be calculated on the basis ofa year of365 days and the actual number ofdays elapsed.

Default Interest

The Bank shall charge interest on any sum(s) outstanding or owing by the Borrower from time to time. Unless otherwise stipulated, a default rate of10% per annum over Prime Rate in respect ofOD, will be applied to amounts not paid when due or in excess of any facility limit. All past due payments under the Revolving Loan will be charged a default rate of5% per annum over the interest rate. Unless otherwise specified, interest will be accrued on a daily basis and shall be calculated, compounded and payable on such basis and in such manner as the Bank may determine at its sole discretion.

Availability and Drawdown

Immediately upon all Condition(s) Precedent and other requirements being completed to the Bank’s absolute satisfaction.

Tenor and Repayment

Revolving Loan	:	Each advance shall be made upon receipt of a drawdown request to be given at least one business day prior to the drawdown date and each advance shall be for an interest period up to six months at the Borrower’s option, subject to the availability of funds by the Bank. Each advance shall be repaid at the end ofthe interest period.

OD	:	Repayable on demand upon request by the Bank or otherwise shall continue up to and including July 31, 2025 (the “Expiry Date”).

Security

(1)	The Bank shall continue to hold an Assignment oflnsurance executed by Sze Kam Fuk in favour ofthe Bank (and the Notice of Assignment duly acknowledged by the Insurer) for an insurance policy acceptable by the Bank with Cash Surrender Value greater than 105% ofthe Revolving Loan facility amount.

(2)	The Bank shall continue to hold an all monies second legal charge (stamped for general banking facilities) executed by Sze Kam Fuk (the “Mortgagor”) and the Borrower as requesting party in favour ofthe Bank over the property at Unit 14 on 9th Floor, Nan Fung Commercial Centre, No.19 Lam Lok Street, Kowloon (the “Property”).

The Property must be covered with a fire insurance policy for not less than the replacement value with the Bank denoted as loss beneficiary through Zurich Insurance Company or an insurance company acceptable to the Bank or (if and only ifthe Bank has been notified ofthe existence with satisfactory evidence in advance) under a Master Policy acceptable to the Bank. Should the Borrower fail (or fail to continue) to insure the Property or the Bank fail to be duly notified ofthe existence ofor be satisfied with the Master Policy, the Bank will be entitled, on the Borrower’s behalf, to effect a fire insurance cover with respect to the Property up to any such amount as the Bank shall at its absolute discretion to determine and will then debit the Current Account.

It is noted that the Property also secures a non-residential mortgage loan of up to HKD2,938,296.66 extended to Sze Kam Fuk under a separate facility letter.

Guarantee

The Bank shall continue to hold a joint and several personal guarantee executed by Sze Kam Fuk and Sze Kam Luen (the “Guarantor”) for an unlimited amount in favour of the Bank.

It is noted that the above guarantee also secures a banking facility of up to HKDS,500,000.00 extended to the Borrower under a separate facility letter.

Review and Renewal

The Facilities shall be subject to review by the Bank on July 31, 2025 and thereafter to an annual review. The Bank may at its sole discretion renew or extend the tenor of the Facilities on the same terms and conditions upon or prior to review or otherwise provided that an annual facility fee equivalent to the Arrangement Fee or any such other amount as the Bank may determine and notify from time to time will be imposed and debited from the Current Account on the renewal/extension date.

Conditions Precedent

The Facilities will be available if the following conditions are met to the absolute satisfaction of the Bank:

(a)	This Facility Letter (original);

(b)	The duly executed Security (original);

(c)	The duly executed Guarantee (original);

(d)	Provide such corporate (board’s and if applicable, shareholders’ approvals) or financial information and documents (original or certified true copy thereof as the Bank may specify) approving the terms and conditions and the execution of or otherwise relating to the Facilities, Security, Guarantee and any other matters contemplated herein as the Bank may request;

(e)	If the Bank considers necessary and specifically requests, the Bank shall have received a Warning Notice in its standard form duly executed by the relevant Mortgagor(s) and/or the Guarantor(s) and (if applicable) a Written Confirmation duly executed by them confirming receipt of advice from their solicitors regarding the nature of and legal implications on the underlying security document(s);

(f)	The duly executed “Sharing of Credit Data - Customer Consent Form”.

Disclosure of Information

(1)	The Borrower hereby authorizes, and shall procure all Mortgagor(s) and/or Guarantor(s) to authorize the Bank, to disclose from time to time to any Mortgagor(s) and/or Guarantor(s) and/or all parties named herein, all information of whatsoever nature that relate to the Security, Guarantee and/or the Facilities extended to the Borrower (including the provision of copies of any related documents).

(2)	The Borrower / personal obligor(s) acknowledge receipt of the “Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance (the “Ordinance”) and Consumer Credit Data” issued and separately provided by the Bank and fully understand, agree and accept to be bound thereby.

(3)	In accordance with the Personal Data (Privacy) Ordinance, we advise that we have obtained and considered credit report(s) on the Borrower / personal obligor(s) from credit reference agency(ies) referred to below in considering the Borrower’s application. In the event that the Borrower / personal obligor(s) wish to see the credit rep01i(s) for the purpose of making a data access or data correction request, the Borrower I personal obligor(s) may contact the credit reference agency(ies) directly at the following address:

Trans Union 811, 8th Floor, Tower 5, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong. Telephone: 2577-1816	Dun & Bradstreet (HK) Limited Unit 1308-1315, 13/F., BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon. Telephone: 2516-1100

Special Terms amd Conditions

(1)	The Property is presently self-occupied. If the Property is to be tenanted out, the Borrower must notify the Bank immediately in writing and obtain the Bank’s prior written consent and approval to the execution of any relevant lease/tenancy agreement and the required rental assignment. In the event that the Borrower fails to inform the Bank as to the change of the status of the Property, then the Bank at its absolute discretion shall be entitled to demand repayment of the outstanding balance (together with all accrued interest thereon) under the Facilities.

(2)	The Borrower undertakes to channel at least 30% of its sales throughput to the Bank per annum.

(3)	The Borrower undertakes to channel the merchant card proceeds for not less than HKD10,000,000.00 to the Bank per annum.

(4)	The Borrower shall submit its inventory report to the Bank on semi-annual basis.

(5)	The Borrower shall submit its audited annual financial statements to the Bank for review within 12 months from the statement closing date and shall provide the Bank with any further financial or corporate information from time to time which the Bank may request.

General Terms amd Conditions

(1)	Usage of the Facilities will at all times be subject to, and the Borrower shall be bound continuously by, the terms and conditions contained in all Bank documents executed or to be executed by and on behalf of the Borrower so far as they relate to the Facilities, including the Banking Facilities Agreement and the Security.

(2)	[As applicable] The Borrower confirms that it is a registered money lender under the Money Lenders Ordinance (Cap. 163). Further, the Borrower confirms that it will not provide any kind of mortgage finance (including but not limited to property loans) in whatever forms to its customers for the purpose of purchasing properties. In the event that the Borrower engages in such mortgage finance business, it shall strictly adhere to the prudential guidelines for property mortgage lending issued by the Hong Kong Monetary Authority from time to time.

(3)	Interest on the Revolving Loan will be settled at the end of each tenor of an advance under the Revolving Loan or at time of repayment and shall be made by debiting the Borrower's current account maintained with the Bank.

(4)	Interest on the OD will be charged at the end of each calendar month by debiting the Borrower’s current account maintained with the Bank.

(5)	The Borrower’s payment obligations under this Facility Letter constitute its unsecured and unsubordinated obligations, which rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law and not by contract.

(6)	The Bank reserves the absolute right to add, vary, modify or amend the tem1s and conditions of this Facility Letter at any time.

Our Ref.: ECRM/2024/1271-GBF0I

(7)	The Bank reserves the right to set off (at any time without prior notice to the Borrower) any amount outstanding under the Facilities against any credit balance in any account maintained by the Borrower with the Bank. All payments to be made by the Borrower under this Facility Letter shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim

(8)	The Borrower represents and warrants to the Bank that there is and will be no material adverse change in its financial condition and further undertakes that it will immediately inform the Bank of such occurrence (if any).

(9)	Notwithstanding anything contained herein, the Bank reserves its customary overriding right of repayment on demand in writing to the effect that it can at its sole discretion and at any time (a) suspend or terminate the Facilities and if the latter occurs, all amounts then outstanding (including accrued interest thereon) under the Facilities and all other sums payable hereunder (if any) shall become immediately due and payable; and/or (b) demand additional security from the Borrower; and/or (c) demand immediate repayment of all outstanding sums due.

(10)	The Bank is entitled at its absolute discretion, to supply the Borrower’s and (if relevant and necessary) the surety’s data and any other information and documentation of whatsoever nature in respect of the Facilities, to a credit reference agency, a surety referred to herein and in the event of default in repayment and for collection purposes, to a debt collection agency or a solicitors firm (as the case may be).

(11)	In the event of the default of the Borrower in respect of any obligations herein (including but not limited to repayment obligations), then the Bank is entitled to take whatever action it considers necessary in order to maintain, protect and enforce its rights in respect of the Borrower’s obligations; and such action shall include, but not limited to, the issuing of court proceedings against the Borrower, or the use of third party debt collection agency to recover and collect overdue amounts and all outstanding amounts owed by the Borrower and the Borrower shall pay and reimburse the Bank upon demand all costs and expenses reasonably incurred in respect of any of the aforesaid (including all reasonable legal and debt collection expenses).

(12)	The Bank is entitled to assign its entire interest and benefit in the mortgage of the Property at any time to a third party without first obtaining any consent from the Borrower or giving the Borrower any notice of the same. In redemption of the mortgage of the Property, the Borrower agrees with and undertake to the Bank that the Borrower shall be solely and fully responsible for any extra cost and expenses (including legal costs) whatsoever that may be incurred as a result of such assignment and the release of the relevant legal charge. This clause shall form an integral part of the legal charge of the Property.

(13)	If the title deeds and documents of the Property remain uncollected to the Bank after full settlement of the Facilities, an Annual Custodian Fee HKD5,000.00 per property (subject to revision by the Bank from time to time) shall be charged to the Borrower/ Mortgagor(s).

(14)	The Borrower agrees and accepts that any security or collateral (if any) provided herein to secure the Facilities extended shall also to the fullest extent possible, secure any other banking, financial or lending facilities or arrangements extended from time to time to the Borrower by any of the Bank’s wholly owned subsidiaries.

(15)	The Bank may assign, delegate all or any portion of its rights and/or duties or transfer by novation any portion of its rights and obligations under this Facility Letter (or grant for participation therein; or transfer the service whereof) to one or more assignees or transferees without the prior consent of the Borrower or any other Obligors.

(16)	The Borrower acknowledges that the Bank shall be subject to certain limitations on advances to person related or connected to the Bank and their associates pursuant to section SIA of the Banking Ordinance (Cap. 155) and Part 8 of the Banking (Exposure Limits) Rules (Cap.155S) (including, for the avoidance of doubt, any amendment and re-enactment thereof from time to time). Upon acceptance of this Facility Letter, the Borrower is deemed to have confirmed to the Bank that the Borrower is in no way related or connected to the Bank and their associates. The Borrower further undertakes to the Bank that the Borrower will immediately advise the Bank in writing when the Borrower is or will be so related at any time prior to or after acceptance of this Facility Letter. The Bank is entitled to during the life of the Facilities assume that the Borrower has no such relationship or connection with the Bank or their associates in absence of any contrary evidence.

Our Ref.: ECRM/2024/1271-GBF0I

The Borrower may be considered as related or connected to the Bank if the director, substantial shareholder, controller or person-in-charge of the Borrower is:-

(a)	a staff member, director, substantial shareholder or controller, minority shareholder controller or person in-charge (including, chief executive, senior management, key staff or lending officer) of Fubon Bank (Hong Kong) Limited (the “Bank”) or its parent, Fubon Financial Holding Co., Ltd. (including their subsidiaries and branches) or any of its other subsidiaries (collectively, “Fubon Group”); or

(b)	a firm, partnership or non-listed company in which a member of Fubon Group or director of Fubon Group (or such director’s relative) is interested as director, partner, manager or agent;

(c)	an individual, firm, partnership or non-listed company of which any director of Fubon Group (or such director’s relative) is a guarantor;

(d)	a firm, partnership or non-listed company which any of the persons listed above or their relatives is/are able to control (as defined in the Banking (Exposure Limits) Rule (Cap.J55S); or

(e)	the spouse (including concubine), cohabitee, parent (including step-parent or adoptive parent; or parent, step-parent or adoptive parent of a spouse), grandparent or great grandparent, brother or sister (including brother or sister of a spouse), son or daughter (including step-son or step-daughter, adopted son or adopted daughter), grandson or granddaughter, great grandson or great granddaughter or “relative” of the persons listed above (as defined in the Banking (Exposure Limits) Rules (Cap.I 55S).

The Borrower also confirms that every Connected Person whose information has been provided to the Bank has been notified of and consented to the processing, disclosure and transfer as set out in the Bank’s applicable terms and the notice (as may be amended or supplemented from time to time) and such Connected Persons shall have rights of access to, and correction of their Personal Data upon request. The Borrower shall inform the Bank promptly in writing if the Borrower is not able to comply with such obligation.

(17)	If applicable, each of the Borrower’s deposit(s) maintained with the Bank which is(are) a protected deposit(s) as defined under the Deposit Protection Scheme Ordinance (Cap.581) (the “Ordinance”), then it will be protected by the Deposit Protection Scheme in Hong Kong up to a limit of HKDS00,000.00 per depositor. Any deposit(s) which is/are now charged/pledged or shall be charged/pledged in future in favour of the Bank as security for the Facilities herein and qualified to be a “protected deposit” under the Ordinance is/are protected by the Deposit Protection Scheme in Hong Kong.

(18)	This Facility Letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. The Bank may enforce its rights under this Facility Letter against the Borrower or the parties named herein in the Court or Courts of any country or place in the world, to the jurisdiction of which Court or Courts the Borrower or parties named herein hereby irrevocably submits.

(19)	No person other than the Bank and the Borrower will have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce any terms and conditions of this Facility Letter.

(20)	The Obligors hereby authorize the Bank to disclose without any consent from any Obligor, from time to time all information of whatsoever nature that relate to the Finance Documents, the Obligors and/or the Facilities (including the provision of copies of any related documents) to:

(i)	any other Obligors or all parties named herein;

(ii)	any affiliate of the Bank, prospective assignee, transferee, participant or sub-participant of its rights;

(iii)	any authorized institution as defined under the Banking Ordinance (Cap.155 Laws of Hong Kong);

(iv)	the Hong Kong Monetary Authority (“HKMA”);

Our Ref.: ECRM/2024/1271-GBF0I

(v)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	any other entity (other than a natural person) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds; and

(viii)	during the continuation of a default, any other person as the Bank may determine in its sole discretion.

(21)	The Bank shall, in addition to the other rights provided thereto under this Facility Letter without consulting with or obtaining consent from any Obligor (defined below), at any time charge, assign or otherwise create Security (defined below) in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document (defined below) to secure obligations of it including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank (whenever it is appropriate); and

(b)	any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Bank as security for those obligations or securities, except that no such charge, assignment or security shall:

(i)	release the Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Bank as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Bank under the Finance Documents.

For the purpose of this Facility Letter, “Obligor” shall mean the Borrower together with any person providing collateral to secure for the Borrower’s payment and other obligations under the Finance Document, and which shall include, without limitation, any guarantor, mortgagor, chargor and pledgor; “Security” means any encumbrance over any property where the creation of which is for the purpose of securing the payment and other obligations of the Obligor; and “Finance Document” shall mean this Facility Letter, any facility letter, loan agreement, credit agreement together with any agreement or deed entered into by any Obligor for the purpose of securing the payment and other obligations whereof.

Acceptance

Please sign and return this Facility Letter together with other supporting documents to us within forty-five (45) days from the date hereof to evidence your acceptance. If we do not receive your acceptance within the prescribed period, this offer will deem to have lapsed unless otherwise extended by us.

It is our pleasure to make the Facilities available to your company and we look forward to further enhancing our mutually beneficial banking relationship.

Our Ref.: ECRM/2024/1271-GBF0I

Yours faithfully,
For and on behalf of
Fubon Bank (Hong Kong) Limited

/s/ Jeff Wong	/s/ Vito Ng
Jeff Wong	Vito Ng
Senior Vice President	Senior Vice President
Head of Commercial Banking Group	Head of Credit Administration Department